Exhibit 10

Amendment to the

The Marcus Corporation Retirement Income and Supplemental Retirement Plan

As Amended and Restated Effective May 29, 2012

1.	Effective January 1, 2013, a new subsection (f) is added to Section 3.01 (“Participation”) to read as follows:

(f)          Notwithstanding subsections (a) through (e) of this Section 3.01, the Hotel Division President of the Company shall become a Participant in the Plan immediately as of his Date of Hire.

2.	Effective January 1, 2013, a new subparagraph (iii) is added to Section 5.03(b) (“Amount of Annual Allocation”) and the current subparagraph 5.01(b)(iii) is renumbered subparagraph (iv), as follows:

(iii)	If the SRP Participant is the Hotel Division President of the Company with a Date of Hire after January 1, 2013, his allocation shall be an amount equal to 7.0% of his Compensation for the Plan Year.

(iv)	For all other Participants, his allocation shall be an amount equal to 0.5% of his Compensation for the Plan Year.